Exhibit 10.47

Prepared By and Return To:	DOC #20170058421
01/31/2017 13:33 PM Page 1 of 25
Roy K. Payne, Esq.	Rec Fee: $214.00|
Chief Assistant City Attorney	Deed Doc Tax: $0.70
City Attorney’s Office	Mortgage Doc Tax: $0.00
400 S. Orange Ave.	Intangible Tax: $0.00
Orlando, FL 32802	Phil Diamond, Comptroller
(407) 246-3483	Orange County, FL
Roy.Payne@CityofOrlando.Net	Ret To: CSC INC

RIGHT-OF-WAY AND EASEMENTS AGREEMENT

THIS RIGHT-OF-WAY AND EASEMENTS AGREEMENT, “Agreement”, is executed this 26th day of January, 2017 by CITY OF ORLANDO, FLORIDA, a municipal corporation of the State of Florida, whose address is 400 South Orange Avenue, Orlando, Florida 32801 (“Grantor” and “City,”) to and in favor of ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company, authorized to do business in the State of Florida whose mailing address is 2855 LeJeune Road, 4th Floor, Coral Gables, Florida 33134 (“Grantee” and “AAF”).

WHEREAS, Grantor is the owner of the following described real property situate, lying and being in Orange County, Florida, as set forth in EXHIBIT “A” attached hereto and made a part hereof (the “City Pond Property”); and

WHEREAS, Grantor has an interest in the right of way for Narcoossee Road shown in Exhibit B-2, referenced below; and

WHEREAS, the City Pond Property and the right of way for Narcoossee Road, shown in Exhibit B-2, are collectively referred to as “City Property”; and

               WHEREAS, AAF acknowledges that nothing in this Agreement constitutes the authorization or approval of any other governmental entity that may have an interest in the Narcoossee Road right of way or the Narcoossee Rail Right of Way as hereinafter defined; and

WHEREAS, a stormwater pond, “Pond,” is currently located on the City Pond Property; and

WHEREAS, the Pond accommodates stormwater from an adjacent property to the west, the owner of which maintains the Pond by agreement with the City; and

WHEREAS, AAF intends to operate inter-city passenger rail service, “Rail Service,” from Miami to Orlando and in conjunction therewith, must construct certain Rail Service improvements (as described on the plans attached hereto as EXHIBIT “G” made a part hereof, as may be amended), such as a bridge and retaining wall with foundations, a pier and a Boardwalk, as hereinafter defined, “AAF Improvements,” on a portion of the City Property; and

WHEREAS, in order to construct the AAF Improvements and operate the Rail Service, AAF must obtain from the City certain right-of-way and easements over and upon the City Property; and

City Council Meeting: 12-12-16
Item: I-1 Documentary: 161212I01

WHEREAS, City is willing to convey said right-of-way and easements, but only under the terms and conditions as hereinafter provided.

NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations and the covenants and promises of the parties hereto, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is thereupon understood and agreed as follows:

1.          Recitals. That all of the foregoing recitals contained in this Agreement are true and correct and are incorporated herein by this reference.

                2.         Grant of Right of Way. Grantor hereby grants and conveys to Grantee and its successors and assigns, a perpetual easement for right-of-way for the purpose of constructing, maintaining, removing and operating the AAF Improvements over, across and under (i) the property described in EXHIBIT “B-1”, attached hereto and made a part hereof by reference, “Rail Right-of-Way,” and (ii) the property described in EXHIBIT “B-2”, attached hereto and made a part hereof by reference, “Narcoossee Rail Right-of-Way; the Narcoossee Rail Right of Way together with the Rail Right of Way, are collectively referred to as the “Right of Way.” (The grant of Right of Way is exclusive as to the Rail Right of Way referenced in Exhibit B-l but non-exclusive as to the Narcoossee Rail Right of Way referenced in Exhibit B-2.) Grantee acknowledges that a portion of the slope supporting the Pond berm and maintenance road is located within the Rail Right-of-Way, such portion hereinafter referred to as the “Slope”, and Grantee hereby assumes full cost and responsibility to maintain the Slope and its functioning integrity in perpetuity. Grantee further assumes any and all liability, claims and damages related to the Slope and shall indemnify and hold Grantor harmless from and against any such liability, claims and damages. Grantee acknowledges that Grantor currently operates and maintains a portion of Narcoossee Road and attendant improvements, “Narcoossee Road,” over, under and upon the Narcoossee Rail Right of Way, as shown in Exhibit B-2. Notwithstanding this Grant of Right of Way, Grantor and Grantee agree that Grantor and its successors in interest shall, and are hereby authorized to, continue to operate, repair and maintain Narcoossee Road in its current configuration and shall be entitled to make any reasonable use of the Right of Way in the future that is not inconsistent with Grantee’s use and provided such use does not unreasonably (a) interfere with Grantee’s ability operate the Rail Service or maintain the AAF Improvements or (b) affect the structural integrity of the AAF Improvements. This Grant of Right of Way is subject to Narcoossee Road as currently configured and with respect to the Narcoossee Rail Right of Way shall be limited to the construction, maintenance and operation of certain improvements shown in Exhibit B-2, (specifically a single pier in the median of Narcoossee Road and use of the air rights above twenty-four (24) feet from ground level by a bridge span) and shall not be expanded to include any other improvements without the prior written consent of the Grantor, or Grantor’s assign.

3.          Grant of Access Easement. Grantor hereby grants and conveys to Grantee and its successors and assigns, a perpetual, non-exclusive easement for ingress and egress for the purpose of providing access to the AAF Improvements across and over the property described in EXHIBIT “C”, attached hereto and made a part hereof by reference, “Access Easement.” Grantor and its successors in interest shall be entitled to make any reasonable use of the Access Easement not inconsistent with Grantee’s use, including, though not exclusively, any and all current use(s) of the Access Easement property.

                4.          Grant of Temporary Construction Easement. Grantor hereby grants Grantee a temporary easement to enter upon the portion of the City Property described in EXHIBIT “D,” attached hereto and made a part hereof by reference, “TCE.” The TCE is granted for construction purposes only to perform the AAF Improvements work which includes, though not exclusively, the right to enter upon said lands for the purposes of constructing, maintaining and removing a boardwalk, shown in EXHIBIT “E,” attached hereto and made a part hereof by reference, ‘Boardwalk.” There is currently an access road, “Access Road,” on the berm surrounding the Pond. Grantee intends to close the portion of the Access Road located on the north side of the City Property, shown in Exhibit “E,” as part of the construction of the AAF Improvements. Grantee shall not close the Access Road until the Boardwalk is constructed and open for public use. The TCE shall expire upon the completion of the construction of the AAF Improvements, upon which completion Grantee shall give the City written notice, or (2) years after the date that the Access Road is closed, whichever comes first. Within thirty (30) days of the expiration of the TCE, Grantee shall remove the Boardwalk and restore the TCE area, including the Access Road, to the condition existing on the Effective Date (as defined in Paragraph 21) or otherwise approved by the City. In the event that Grantee fails to remove the Boardwalk and restore the TCE area as described above, the City may do so without liability to Grantee. Grantee shall reimburse the City for its costs in doing so within thirty days of the City’s submittal of an invoice to Grantee, failing which the full amount shall bear interest at the highest rate allowed by law and shall become a lien in favor of the City upon the adjacent Grantee property. Such liens shall become effective upon the filing of a Claim of Lien by the City in the Official Records of Orange County, Florida and may be foreclosed in the manner as provided by Florida law. The City may further enforce collection in any manner provided under law or equity.

5.          Reversion to City. If Grantee does not initiate vertical construction of the Project within five (5) years from the Effective Date of this Agreement, the Easements shall automatically and without further action from either party, revert to the City and this Agreement shall terminate. Either party may file a notice in the Official Records of Orange County, Florida to evidence the reversion. The herein provided reversion language shall be included within the terms of each Easement.

6.          Construction, Maintenance and Operation of Boardwalk. Grantee shall construct, maintain, remove and operate the Boardwalk at its sole cost and consistent with all applicable laws, rules and regulations. The Boardwalk shall be constructed and used in such a way that does not interfere with the maintenance, operation and functional use and capacity of the Pond.

7.          Insurance. (a) Grantee shall possess, at all times during the construction, maintenance, removal and operation of the AAF Improvements and the Boardwalk, 1) worker’s compensation insurance in the amount of the Florida Statutory Limit; 2) automobile liability insurance of at least $1,000,000; and 3) general liability insurance in the amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate and 4) excess liability insurance in the amount of at least $3,000,000. All liability insurance shall be maintained throughout the course of the construction, maintenance, removal and operation of the Boardwalk and the AAF Improvements and for a period of time thereafter as required by the City in order to protect the City from any liability, claims, damages, losses or expenses to the extent arising from or out of in any way connected with Grantee’s construction, maintenance, removal and operation of the AAF Improvements and the Boardwalk. The City shall be listed as an additional insured on the automobile and general liability policies. Each of the above liability policies shall contain a contractual liability endorsement in favor of Grantor and shall provide that Grantor will receive at least thirty (20) days’ notice prior to termination of coverage. Said insurance shall also be primary, and not contributory, as to any insurance coverage maintained by Grantor. Grantee shall provide to the City proof of such insurance coverages, as described above, ten (10) days prior to commencement of construction of the AAF Improvements and the Boardwalk respectively, (b) No later than commencement of Rail Service, Grantee shall obtain and maintain, at its sole cost and expense and in lieu of the portion of the commercial general liability insurance policy referenced in subparagraph (a) herein, applicable to the Narcoossee Rail Right of Way, railroad liability insurance under one or more policies providing coverage for the Grantor against loss or liability in connection with bodily injury, personal injury, death, or property damage, occurring on or about the Narcoossee Rail Right-of-Way to the extent arising out of any act, occurrence, or omission, for which Grantor or Grantee could be legally liable therefor in connection with Grantee’s use of the Narcoossee Rail Right-of-Way, or any part thereof, or Grantee’s operation or maintenance of the Rail Service. The railroad liability insurance coverage to be obtained by Grantee shall be maintained under one or more policies and, as described above, shall extend coverage to the Grantor as an additional insured (by endorsement to such policy(ies)). Each such railroad liability insurance policy shall be written on an occurrence basis, or where such policy cannot not be procured on an occurrence basis at commercially reasonable rates after good faith effort to procure same by Grantee, on a “claims made” basis. The insurance coverage shall not be less than TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000) per occurrence, or on a claims made basis as the case may be depending on the type of policy procured, which limit can be provided by a combination of primary and excess coverage. Nothing in this Agreement operates as a waiver of Grantor’s grant of sovereign immunity or the limits of liability established under Florida law. Grantee acknowledges that, notwithstanding Grantee’s acquisition and maintenance of the liability policies referenced in this subparagraph (b), the liability policies referenced in subparagraph (a) herein shall continue in full force and effect as to the construction, maintenance, removal and operation of the Boardwalk until removed and the portion of the AAF Improvements that are not located within the Narcoossee Rail Right of Way.

8.          Maintenance. Grantee shall maintain the AAF Improvements on the Right-of Way and the Boardwalk, until removed pursuant to the terms of Paragraph 4 above, in good repair, and pay all costs and expenses in connection therewith. In the event that Grantee fails to perform its maintenance and repair obligations as required hereunder, the City may deliver written notice to Grantee specifying the actions required to perform said obligations. If Grantee fails to perform its obligations for a period of thirty (30) days after receipt of such written notice, then the City may elect to perform such obligations. Notwithstanding the above, in the event of an emergency, City may immediately perform maintenance and repair of the AAF Improvements and the Boardwalk, if applicable, without liability to Grantee. Grantee shall reimburse the City for its costs to perform the obligations, referenced herein, within thirty days of the City’s submittal of an invoice to Grantee, failing which the full amount shall bear interest at the highest rate allowed by law and shall become a lien in favor of the City upon the adjacent Grantee property. Such liens shall become effective upon the filing of a Claim of Lien by the City in the Official Records of Orange County, Florida and may be foreclosed in the manner as provided by Florida law. City may further enforce payment in any manner provided under law or equity. Nothing herein shall obligate the City to assume or perform Grantee’s maintenance obligations under this Paragraph.

9.          Indemnification. Grantee shall indemnify, release and hold harmless the City, its agents, employees and elected and appointed officials, from and against all liability, claims, damages, losses and expenses (including all costs and attorney’s fees and all costs and attorney’s fees on appeal), to the extent arising out of any act, error, omission, negligence or willful misconduct by or through Grantee or its employees, agents, contractors, or subcontractors made in connection with Grantee’s use of the City Property, or any part thereof, or Grantee’s construction, operation or maintenance of the AAF Improvements and/or Boardwalk, if applicable (a “Claim” and collectively “Claims”); provided, however, that Grantee will not be liable under this Paragraph for any Claim to the extent arising out of any act, error, omission, negligence or willful misconduct by or through others, including, without limitation, the City, or any of the City’s officers, agents, employees, or contractors.

10.        No Waiver of Regulatory Authority. Grantee acknowledges that the City is the entity responsible for issuing permits for the Boardwalk and certain other types of work which will be required in connection with activities under this Agreement and further acknowledges that nothing in this Agreement constitutes or is intended to operate as a waiver of such regulatory authority or the application of any applicable laws, rules or regulations.

11.        Default. Failure by either party to comply with or perform any of the terms, conditions, covenants, agreements or obligations contained in this Agreement to be performed by each of them respectively, shall constitute an Event of Default under this Agreement, and (i) if such default is not cured or remedied within thirty (30) days after the non-defaulting party provides written notice to the defaulting party specifying with particularity the nature of such default, or (ii) if such default cannot be reasonably cured or remedied within such thirty (30) day period, the defaulting party fails to commence to cure or remedy the default within such thirty (30) day period and thereafter fails to diligently and expeditiously pursue such cure or remedy, the non-defaulting party, in its sole discretion, shall be entitled to immediately terminate this Agreement by sending a notice of termination to the defaulting party and/or exercise any and all rights and remedies available to it under this Agreement, at law and in equity.

12.        Remedies. Upon any Event of Default by Grantee, the City may pursue any available remedy at law or in equity, except that the City shall only have the right to terminate or seek to terminate or rescind this Agreement if Grantee fails to complete construction of the AAF Improvements and begin providing Rail Service from South Florida to Orlando within ten (10) years of the Effective Date of this Agreement (subject to extension for force majeure events).

13.        Termination. This Agreement may be terminated upon mutual consent of the parties. Upon termination, Grantee shall remove any and all improvements from the Right of Way and Easements area within thirty (30) days. In the event that Grantee fails to timely remove said improvements, the City may do so without liability to Grantee. Grantee shall reimburse the City for its costs of removal within thirty days of the City’s submittal of an invoice to Grantee, failing which the full amount shall bear interest at the highest rate allowed by law and shall become a lien in favor of the City upon the adjacent Grantee property. City may further enforce collection in any manner provided under law or equity.

14.        Taxes/Fees. Grantee shall be responsible for the payment of all taxes or fees which may be assessed or levied against the AAF Improvements, the Boardwalk or any equipment, furnishings, inventory or other personal property related thereto and all taxes or fees associated with Grantee’s use of the City Property.

15.        As Is.Grantee acknowledges and accepts the Right-of-Way, the Access Easement and the Temporary Construction Easement, in their “As Is” condition and in the state and condition existing at the time of the execution of this Agreement, without any warranty, express or implied, of marketability, environmental and/or physical condition or fitness for a particular purpose. In executing this Agreement, Grantee is relying solely upon its own inspection and investigation and not upon any representation, warranty, statement, or study, report, description, guideline or other information materials made or furnished by City or any of its officers, employees, agents or representatives, whether written or oral, express or implied, of any nature whatsoever unless set forth expressly in this Agreement.

16.        Release and Waiver.

(a)          The City restricted the land described in Exhibit A to that certain Indenture recorded in Official Records Book 3181, Page 800, of the Public Records of Orange County, Florida to be used only for a public access transportation system that primarily serves the Orlando International Airport. The City hereby waives and releases that restriction as to the property described on Exhibit B or Composite Exhibit B, as applicable, to the easement agreements listed on EXHIBIT “F” attached hereto and made a part hereof (the “AAF Easement Property”) but only to the extent necessary to allow for passenger rail service on the AAF Easement Property.

(b)          The City restricted the land described in Exhibit A to that certain Indenture recorded in Official Records Book 3313, Page 1979, of the Public Records of Orange County, Florida to be used only as part of a vehicular access transportation toll system. The City hereby waives and release that restriction as to the AAF Easement Property, but only to the extent necessary to allow for passenger rail service on the AAF Easement Property.

17.        Notices. Any notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of the date and time the same are personally delivered, transmitted electronically (i.e., by telecopier device) or within three (3) days after depositing with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, or within one (1) day after depositing with Federal Express or other overnight delivery service from which a receipt may be obtained, and addressed as follows:

18.        Modification. This Agreement may not be amended, modified, altered, or changed in any respect whatsoever, except by a further Agreement in writing duly executed by the parties hereto and recorded in the Public Records of Orange County, Florida.

19.        Successors and Assigns. All easements contained herein shall be appurtenant to the lands herein described, and, except as hereinafter set forth, shall run with said lands forever and be binding upon and inure to the benefit of and be enforceable by the heirs, legal representatives, successors and assigns of the parties hereto. All obligations of Grantor and Grantee hereunder shall be binding upon their respective successors-in-title and assigns; provided the covenants and obligations herein are only personal to and enforceable against the parties or successors-in-title, as the case may be, owning title to the respective properties at the time any liability or claim arising under this Agreement shall have accrued, it being intended that upon the conveyance of title by a party, the party conveying title shall thereupon be released from any liability hereunder as to the property conveyed for any breach of this Agreement or claim arising under this Agreement accruing after the date of such conveyance. The easements set forth in this Agreement shall be perpetual.

20.        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior understandings or agreements between the parties.

21.        Attorneys’ Fees. In the event of any dispute hereunder or of any action to interpret or enforce this Agreement, any provision hereof or any matter arising here from, the prevailing party shall be entitled to recover its reasonable costs, fees and expenses, including, but not limited to, witness fees, expert fees, consultant fees, attorney (in-house and outside counsel), paralegal and legal assistant fees, costs and expenses and other professional fees, costs and expenses whether suit be brought or not, and whether in settlement, in any declaratory action, at trial or n appeal.

22.        Effective Date. This Agreement shall be effective upon the date of full and complete execution by the parties hereto (the “Effective Date”).

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IN WITNESS WHEREOF, the Grantor has signed and sealed these presents the day and year first above written.

Signed, sealed and delivered
in the presence of:

ATTEST:		CITY OF ORLANDO, FLORIDA, a municipal corporation, organized-and existing under the laws of the State of Florida
By:	/s/ Amy Iennaco
Amy Iennaco, Interim City Clerk
		By:	/s/ Jim Gray
Mayor / Mayor Pro Tem

		Date:	12-12-16

STATE OF FLORIDA
COUNTY OF ORANGE

The foregoing was acknowledged before me this 12 day of December, 2016 by Jim Gray, Mayor Pro Tern and Amy Iennaco, Interim City Clerk, who is personally known to me who did (did not) take an oath.

Notary Public	CAROLYN A. SKUTA	/s/ Carolya A. Skuta
State of Florida	Notary Public - State of Florida	Name
	My Comm. Expires Apr 4, 2017	Notary Public
	Commission # EE 858548	Serial Number:
	Bonded Through National Notary Assn.	My Commission Expires:

Approved as to form and legality for the use and reliance of the City of Orlando, Florida only

1/26, 2017

By:	[ILLEGIBLE]
Chief Assistant City Attorney

ATTEST:	/s/ Juan Godoy	ALL ABOARD FLORIDA – OPERATIONS LLC
Printed Name: Juan Godoy
Title: Assistant Secretary		By:	/s/ Kolleen Cobb
Printed Name: Kolleen Cobb
		Title:	Vice President
		Date:	January 30, 2017

TWO WITNESSES:

Printed Name:

Printed Name:

STATE OF FLORIDA	)
COUNTY OF MIAMI-DADE	)

The foregoing instrument was acknowledged before me this 30 day of January, 2017 by Kolleen Cobb, as Vice President of All Aboard Florida – Operations LLC, a Delaware limited liability company, on behalf of the limited liability company. He/She is personally known to me or produced a valid driver’s license as identification.

Notary Public	BRENDA LEE JOHNSON	Notary Public	/s/ Brenda Lee Johnson
State of Florida	Commission # FF 966539	Print name:	Brenda Lee Johnson
	Expires March 1, 2020	My commission expires:
Bonded Thru Troy Fain Insurance 800-385-7019